Cellegy Announces Results of Data Monitoring Committee Review
of Savvy® Nigeria Phase 3 HIV Prevention Trial

Recommendation to discontinue Nigerian trial due to low HIV
seroconversion rate in trial population

Huntingdon Valley, Pennsylvania - August 28, 2006 Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that Family Health International (FHI) plans to stop the Savvy® (C31G vaginal gel) Phase 3 trial being conducted in Nigeria to determine whether Savvy is safe and effective for reducing women’s risk of acquiring HIV infection. Funded by United States Agency for International Development (USAID), the trial was part of an international effort to evaluate microbicides as a tool to reduce the risk of HIV infection in people at high risk.

The decision followed a recommendation during a meeting of the study’s external, independent Data Monitoring Committee (DMC). After reviewing the study data to date, DMC members concluded that the Nigeria trial was unlikely to provide convincing evidence that Savvy protects against HIV. Without obvious signals of effectiveness in the interim data, the study would be unlikely to detect a reduction in the HIV risk if it were to continue.
After observing a lower than expected rate of HIV seroconversion in the trial, which was less than half of the expected rate, and after examining the trial’s data, the DMC indicated that continuation of the trial was not warranted due to a lack of statistical significance in the data. The low seroconversion rate was possibly due in part to procedures designed to ensure ethical trial design, including counseling on HIV prevention and distribution of condoms.

The Savvy trial in Nigeria began screening volunteers in September 2004 and completed planned enrollment with 2,152 women in June 2006. Half of the women were given Savvy gel, and half were given a placebo gel to be inserted vaginally with pre-filled applicators before each act of intercourse. At monthly visits during a year-long follow-up, each participant was tested for HIV and reported on use of the gel and condoms, and any side effects or medical problems.

Each participant also received counseling on reducing her risk of HIV and was given condoms for use during all sex acts. These measures may have contributed to the lower than expected rate of new HIV infections in the Nigeria study population. At trial initiation, the anticipated annual rate of new HIV infections in this population was 3.7 percent. But almost two years into the study, annual HIV incidence among study participants was less than 2 percent.

Following this decision, Mr. Richard C. Williams, Cellegy’s Chairman and Interim CEO stated “We are disappointed that the Savvy African trial ended early. Savvy has proven to be a safe drug in its use by over 4,000 women. The low incidence of infection was due to many factors resulting in not enough power in the statistical plan. The DMC believes that the current protocol in the population would not provide convincing evidence of effectiveness. We agree entirely with the decision to stop the trial due to the lack of statistical significance present. The U.S. Phase 3 trial of Savvy for contraception is proceeding as planned. As we have indicated, our plans to divest or partner certain of our technological assets are proceeding. We should be able to announce over the course of the next few weeks some results of these divestment and partnering efforts.”

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About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the company’s cash position and need and ability to complete corporate partnerships and additional financings; market acceptance and the level of future sales of Rectogesic® markets outside the United States; and completion, timing and outcome of clinical trials. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.: Richard C. Williams Chairman and Interim CEO (650) 616-2200 Robert J. Caso Vice President, Finance and CFO (215) 914-0900 x603

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